Exhibit 10.7

Party City Holdco Inc.

Amended and Restated 2012 Omnibus Equity Incentive Plan

RESTRICTED STOCK UNIT AWARD AGREEMENT

(TIME AND PERFORMANCE-BASED VESTING)

THIS AGREEMENT (this “Award Agreement”), is made effective as of [●], 2019 (the “Date of Grant”), by and between Party City Holdco Inc., a Delaware corporation (the “Company”), and ____________ (the “Participant”). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Party City Holdco Inc. Amended and Restated 2012 Omnibus Equity Incentive Plan (as amended from time to time, the “Plan”).

R E C I T A L S:

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders to grant the Award provided for herein to the Participant pursuant to the Plan and the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.    Grant of the Award. The Company hereby grants to the Participant an Award of ____________ restricted stock units (the “RSUs”), on the terms and conditions set forth in the Plan and this Award Agreement, subject to adjustment as set forth in the Plan. Certain RSUs are subject to performance-based vesting conditions and are referred to herein as “PSUs”. Each PSU represents the conditional right to receive up to two Shares and each other RSU represents the conditional right to receive one Share, in each case, without payment but subject to the term and conditions set forth in the Plan and this Award Agreement, including Exhibit A to this Award Agreement, and subject to adjustment as set forth in the Plan.

2.    Vesting of the RSUs. The RSUs shall become vested in accordance with, and subject to the conditions described in, Exhibit A to this Award Agreement. At any time, the portion of the RSUs that have become vested is hereinafter referred to as the “Vested Portion” and any portion of the RSUs that are not a Vested Portion is hereinafter referred to as the “Unvested Portion”.

3.    Forfeiture; Expiration.

a.    Termination of Employment. Upon the termination of the Participant’s Service by the Company for any reason at any time, any Unvested Portion of the RSUs will be forfeited automatically without consideration.

b.    Breach of Restrictive Covenants. The Unvested Portion shall be forfeited without consideration if the Participant breaches any restrictive covenant relating to confidentiality, non-competition, non-solicitation and/or non-disparagement and/or other similar restrictive covenants in favor of the Company or any of its Subsidiaries.

4.    Delivery of Shares; Company Policies. Not later than thirty (30) days following the date on which any portion of the RSUs vest (as determined pursuant to the terms of Exhibit A), the Company shall effect delivery of the Shares with respect to such vested RSUs to the Participant. The Participant’s sales or other dispositions of Shares acquired upon settlement of the RSUs shall be subject to applicable restrictions under Company policies applicable to the Participant, including those covering insider trading by employees and recoupment of compensation, as in effect from time to time.

5.    No Right to Continued Service. The granting of the RSUs shall impose no obligation on the Company or any Subsidiary to continue the employment or other Service of the Participant and shall not lessen or affect any right that the Company or any Subsidiary may have to terminate the employment or other Service of the Participant.

6.    Tax Matters.

a.    Withholding. As a condition to the granting of the RSUs and the vesting thereof, the Participant acknowledges and agrees that he or she is responsible for the payment of all income and employment taxes (and any other taxes required to be withheld) payable in connection with the grant or vesting of, or otherwise in connection with, the RSUs. The Company shall have the power and the right to deduct or withhold automatically from any payment or Shares deliverable under this Award Agreement, or require the Participant to remit to the Company (including through the delivery of irrevocable instructions to a broker to sell Shares deliverable under this Award Agreement and to deliver promptly to the Company an amount out of the proceeds of such sale equal to an amount as determined by the Company, consistent with the terms of the Plan), such amount as is determined by the Company, consistent with the terms of the Plan, to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Award Agreement. The Participant authorizes the Company and its Subsidiaries to withhold such amounts due hereunder from any payments otherwise owed to the Participant, but nothing in this sentence shall be construed as relieving the Participant of any liability for satisfying his or her obligation under the preceding provisions of this Section 6(a).

b.    Section 280G. In the event that the Company undergoes a change in control after it (or any of its Affiliates that would be treated, together with the Company, as a single corporation under Section 280G of the Code and the regulations thereunder) has stock that is readily tradeable on an established securities market (within the meaning of Section 280G of the Code and the regulations thereunder), if all, or any portion, of the payments provided under this Award Agreement, either alone or together with other payments or benefits which the Participant receives or is entitled to receive from the Company or an Affiliate, could constitute an “excess parachute payment” within the meaning of Section 280G of the Code, then the Executive shall be entitled to receive (i) an amount limited so that no portion thereof shall fail to be tax deductible under Section 280G of the Code (the “Limited Amount”), or (ii) if the amount otherwise payable hereunder (without regard to clause (i)) reduced by the excise tax imposed by Section 4999 of the Code and all other applicable federal, state and local taxes (with income taxes all computed at the highest applicable marginal rate) is greater than the Limited Amount reduced by all taxes applicable thereto (with income taxes all computed at the highest marginal rate), the amount otherwise payable hereunder. If it is determined that the Limited Amount will maximize the Participant’s after-tax proceeds, payments and benefits shall be reduced to equal the Limited Amount in the following order: (i) first, by reducing cash severance payments, (ii) second, by reducing other payments and benefits to which Q&A 24(c) of Section 1.280G-1 of the Treasury Regulations does not apply, and (iii) finally, by reducing all remaining payments and benefits, with all such reductions done on a pro rata basis. All determinations made pursuant this Section 6(b) will be made at the Company’s expense by the independent public accounting firm most recently serving as the Company’s outside auditors or such other accounting or benefits consulting group or firm as the Company may designate.

7.    Dividends. The RSUs shall have no rights with respect to dividends declared by the Company with respect to its capital stock, provided that the foregoing shall not prohibit or otherwise limit the adjustment of the terms of this Award Agreement in accordance with the terms of the Plan.

8.    Transferability. Unless otherwise determined by the Committee, the Participant shall not be permitted to transfer or assign the RSUs except in the event of death and in accordance with Section 14.6 of the Plan.

9.    Adjustment of RSUs. Adjustments to the RSUs (or any Shares underlying the RSUs), and the Performance Criteria specified in Exhibit A, may be made in accordance with the terms of the Plan. Without limiting the generality of the foregoing, upon a Change of Control, the Committee may deem the PSUs to be earned at any level as it deems appropriate in its sole discretion, which determination shall be binding on all parties.

10.    RSUs Subject to Plan. By entering into this Award Agreement the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The RSUs are subject to the terms and conditions of the Plan. In the event of a conflict between any term hereof and a term of the Plan, the applicable term of the Plan shall govern and prevail.

11.    Choice of Law. This Award Agreement, and all claims or causes of action or other matters that may be based upon, arise out of or relate to this Award Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, excluding any conflict or choice of law rule or principle that might otherwise refer construction or interpretation thereof to the substantive laws of another jurisdiction.

12.    Consent to Jurisdiction. The Company and the Participant, by his or her execution hereof, (a) hereby irrevocably submit to the exclusive jurisdiction of the state and federal courts in the State of Delaware for the purposes of any claim or action arising out of or based upon this Award Agreement or relating to the subject matter hereof, (b) hereby waive, to the extent not prohibited by applicable law, and agree not to assert by way of motion, as a defense or otherwise, in any such claim or action, any claim that it, he or she is not subject personally to the jurisdiction of the above-named courts, that its, his or her property is exempt or immune from attachment or execution, that any such proceeding brought in the above-named court is improper or that this Award Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agree not to commence any claim or action arising out of or based upon this Award Agreement or relating to the subject matter hereof other than before the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such claim or action to any court other than the above-named courts whether on the grounds of inconvenient forum or otherwise; provided, however, that the Company and the Participant may seek to enforce a judgment issued by the above-named courts in any proper jurisdiction. The Company and the Participant hereby consent to service of process in any such proceeding, and agree that service of process by registered or certified mail, return receipt requested, at its, his or her address specified pursuant to Section 15 is reasonably calculated to give actual notice.

13.    WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT HE, SHE OR IT SHALL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AWARD AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTY HERETO THAT THIS SECTION 13 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND SHALL RELY IN ENTERING INTO THIS AWARD AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 13 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

14.    Compliance with Securities Laws. Shares shall not be issued pursuant to this Award Agreement unless the issuance and delivery of such Shares comply with (or are exempt from) all applicable requirements of law, including, without limitation, the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded. The Company shall not be obligated to file any registration statement under any applicable securities laws to permit the purchase or issuance of any Shares, and accordingly any certificates for Shares may have an appropriate legend or statement of applicable restrictions endorsed thereon. If the Company deems it necessary to ensure that the issuance of Shares under this Award Agreement is not required to be registered under any applicable securities laws, the Participant shall deliver to the Company an agreement containing such representations, warranties and covenants as the Company may reasonably require.

15.    Notices. Any notice or other communication provided for herein or given hereunder to a party hereto must be in writing, and shall be deemed to have been given (a) when personally delivered or delivered by facsimile transmission with confirmation of delivery, (b) one (1) business day after deposit with Federal Express or similar overnight courier service, or (c) three (3) business days after being mailed by first class mail, return receipt requested. A notice shall be addressed to the Company at its principal executive office, attention Chief Executive Officer and to the Participant at the address that he or she most recently provided to the Company.

16.    Entire Agreement. This Award Agreement, including Exhibit A attached hereto, and the Plan constitute the entire agreement and understanding among the parties hereto in respect of the subject matter hereof and supersede all prior and contemporaneous arrangements, agreements and understandings, whether oral or written and whether express or implied, and whether in term sheets, appendices, exhibits, presentations or otherwise, among the parties hereto, or between any of them, with respect to the subject matter hereof; provided, that, the Participant shall continue to be bound by any other confidentiality, non-competition, non-solicitation and other similar restrictive covenants contained in any other agreements between the Participant and the Company, its Affiliates and their respective predecessors to which the Participant is bound.

17.    Amendment; Waiver. Except as otherwise provided in Exhibit A to this Award Agreement, no amendment or modification of any term of this Award Agreement shall be effective unless signed in writing by or on behalf of the Company and the Participant, and made in accordance with the terms of the Plan. No waiver of any breach or condition of this Award Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

18.    Successors and Assigns; No Third Party Beneficiaries. The provisions of this Award Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant and the Participant’s heirs, successors, legal representatives and permitted assigns. Nothing in this Award Agreement, express or implied, is intended to confer on any person other than the Company and the Participant, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Award Agreement.

19.    Signature in Counterparts. This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

20.    No Guarantees Regarding Tax Treatment. This Award Agreement is intended to comply with or be exempt from the requirements of Section 409A of the Code and shall be construed consistently therewith. In any event, the Participant (or his beneficiaries) shall be responsible for all taxes with respect to the RSUs. The Committee and the Company make no guarantees regarding the tax treatment of the RSUs. Neither the Committee nor the Company has any obligation to take any action to prevent the assessment of any tax under Section 409A of the Code, Section 4999 of the Code or otherwise and none of the Company, any Subsidiary or Affiliate, or any of their employees or representatives shall have any liability to a Participant with respect thereto.

*        *        *

IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement.

PARTY CITY HOLDCO INC.

By:
Name:
Title:

Agreed and acknowledged as

of the date first above written:

EXHIBIT A

VESTING CONDITIONS

1.    Time-Based RSUs and Performance-Based RSUs. ____________ of the RSUs are designated as “Time-Based RSUs”. ____________ of the RSUs are designated as “EPS PSUs” and ____________ of the RSUs are designated as “FCF PSUs”.

2.    Definitions.

a.    “Adjusted EPS” shall mean, with respect to each fiscal year during the Performance Period, Net Income as adjusted consistent with the adjustments made to Net Income as reflected in the Company’s Annual Report on Form 10-K for the applicable fiscal year, divided by the weighted-average Shares outstanding during the relevant fiscal year, calculated on a diluted basis and reported in the Company’s financial statements in accordance with generally accepted accounting principles in the United States (GAAP). The performance goal for Cumulative Adjusted EPS shall be subject to adjustment upon the occurrence of certain corporate events in accordance with Section 11.1 of the Plan.

b.    “Credit Agreement” shall mean the Term Loan Credit Agreement dated as of August 19, 2015, among PC Intermediate Holdings, Inc., Party City Holdings Inc., Party City Corporation, the subsidiaries of the borrowers from time to time party thereto, the financial institutions party thereto, as the Lenders, and Deutsche Bank AG New York Branch, as Administrative Agent.

c.    “Cumulative EPS” shall mean the sum of Adjusted EPS for each of the fiscal years during the Performance Period.

d.    “Cumulative FCF” shall mean the sum of Free Cash Flow for each of the fiscal years during the Performance Period.

e.    “Determination Date” shall mean the date on which the Committee determines the number of Shares that have been earned with respect to the EPS PSUs and the FCF PSUs, which date shall not be later than March 15 of the year following the year in which the Performance Period ends.

f.    “Free Cash Flow” shall mean, with respect to each fiscal year during the Performance Period, Consolidated Adjusted EBITDA, as such term is defined in the Credit Agreement, less capital expenditures, as reported in the Company’s financial statements in accordance with GAAP.

g.    “Net Income” shall mean, with respect to each fiscal year during the Performance Period, the Company’s net income, as reported in accordance with GAAP.

h.    “Performance Period” shall mean the period beginning on January 1, 2019 and ending on December 31, 2021.

i.    “Vesting Start Date” shall mean January 1, 2019.

3.    Vesting of Time-Based RSUs. One third (1/3) of the Time-Based RSUs shall vest on each of the first three anniversaries of the Vesting Start Date (each a “Time-Vesting Date”), subject to the Participant’s continued Service on the applicable Time-Vesting Date, such that 100% of the Time-Based RSUs shall be vested on the third (3rd) anniversary of the Vesting Start Date. Any fractional Time-Based RSUs vested pursuant to this Section 3 of this Exhibit A shall be rounded down to the nearest whole number.

4.    Earning of EPS PSUs. No EPS PSUs shall vest unless they have become earned in accordance with this Section 4 of Exhibit A. No portion of the EPS PSUs shall become earned unless Cumulative EPS is equal to or greater than threshold Cumulative EPS level. If the Cumulative EPS is equal to or greater than the threshold level described in the previous sentence, the number of Shares that may be earned with respect to the EPS PSUs shall be equal to the number of EPS PSUs multiplied by the “Applicable Percentage” set forth in the table below. In the event that the Cumulative EPS falls between the amounts listed in the table below, the Applicable Percentage shall be interpolated on a straight line basis and the percentage of the number of EPS PSUs earned shall be based on such interpolated percentage. If Cumulative EPS is greater than maximum Cumulative EPS level, the Applicable Percentage shall be 200%. Any fractional EPS PSUs earned pursuant to this Section 4 of this Exhibit A shall be rounded down to the nearest whole number.

Cumulative EPS Levels	Applicable Percentage
$5.16	37.5%
$5.36	100%
$5.57	200%

5.    Earning of FCF PSUs. No FCF PSUs shall vest unless they have become earned in accordance with this Section 5 of Exhibit A. No portion of the FCF PSUs shall become earned unless Cumulative FCF is equal to or greater than threshold Cumulative FCF level. If the Cumulative FCF is equal to or greater than the threshold level described in the previous sentence, the number of Shares that may be earned with respect to the FCF PSUs shall be equal to the target number of FCF PSUs multiplied by the “Applicable Percentage” set forth in the table below. In the event that the Cumulative FCF falls between the amounts listed in the table below, the Applicable Percentage shall be interpolated on a straight line basis and the percentage of the number of FCF PSUs earned shall be based on such interpolated percentage. If Cumulative FCF is greater than maximum Cumulative FCF level, the Applicable Percentage shall be 200%. Any fractional FCF PSUs earned pursuant to this Section 5 of this Exhibit A shall be rounded down to the nearest whole number.

Cumulative FCF Levels	Applicable Percentage
$1,038,000	37.5%
$1,080,000	100%
$1,144,000	200%

6.    Vesting of EPS PSUs and FCF PSUs. The Participant shall become vested in the number of EPS PSUs and/or FCF PSUs that are earned under Section 4 or Section 5, as applicable, of this Exhibit A on the Determination Date, subject to the Participant’s continued Service through the Determination Date. Notwithstanding anything herein to the contrary, the Committee in its discretion may adjust the “Cumulative EPS Levels” and/or the “Cumulative FCF Levels” in Section 4 and Section 5 of this Exhibit A, respectively, or the number of EPS PSUs and/or FCF PSUs that are treated as earned, as it deems appropriate to account for fluctuations in commodity prices or other external factors adversely affecting the Company’s performance against such metrics during the Performance Period; provided that the foregoing adjustments may not decrease the number of EPS PSUs and/or FCF PSUs that would otherwise be earned but for such adjustment. All determinations under this Exhibit A shall be made by the Committee and will be final and binding on the Participant.